Exhibit 99.1

Bristol-Myers Squibb Names Gerald L. Storch to Board of Directors

(NEW YORK, January 24, 2012)—Bristol-Myers Squibb Company (NYSE: BMY) today announced that its Board of Directors has elected Gerald L. Storch to the Board, effective yesterday. Mr. Storch will serve as a member of the Audit Committee, and the Compensation and Management Development Committee of the Board of Directors.

Mr. Storch, 55, is currently the Chairman and Chief Executive Officer of Toys“R”Us, Inc., the world’s leading dedicated toy and juvenile products retailer, a position he has held since 2006. From 1993 to 2005, he was employed by Target Corporation where he served in roles of increasing responsibility, including as Vice Chairman from January 2001 until his departure in October 2005. Prior to joining Target, Mr. Storch was a partner at McKinsey & Company, specializing in retail and financial services.

“We are thrilled to have a person of Jerry’s caliber, an industry leader with an excellent track record of success in branding and positioning a global franchise for growth, on our Board of Directors,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb.

James M. Cornelius, chairman of Bristol-Myers Squibb, added, “Jerry’s broad business and financial experience, focus on innovation and tremendous integrity make him an ideal member of our Board of Directors. I look forward to his contributions.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

Contacts:

Media: Jennifer Fron Mauer, 609-252-6579, jennifer.mauer@bms.com

Investors: John Elicker, 609-252-4611, john.elicker@bms.com